EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements filed on Form S-8 (Nos. 333-157276, 333-172596, 333-174983, 333-183617, 333-198757, 333-213407, 333-225865, 333-231749, 333-237292 and 333-239244) and on Form S-3 (Nos. 333-161552, 333-166442, 333-166443, 333-173806, 333-174199, 333-189555, 333-212864, 333-219618 and 333-251043) of Flotek Industries, Inc. and subsidiaries (the “Company”) of our reports dated March 6, 2020, relating to the consolidated financial statements of Flotek Industries, Inc. appearing in the Annual Report on Form 10-K of Flotek Industries, Inc. and subsidiaries for the year ended December 31, 2020.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ Moss Adams, LLP

Houston, Texas
March 16, 2021